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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE
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For more information,contact:

Mike Kondrat                               Andrea Bruce or Eileen Drake
Fluence Technology                         KVO Public Relations
(503) 672-8734                             (503) 221-1551 andrea_bruce@kvo.com
Mikek@fluence.com                          eileen_drake@kvo.com

               Fluence Technology to Acquire Analog/Mixed-Signal
                         Technology Leader Opmaxx Inc.

    Design and Test Leaders Join Forces Providing Industry's Comprehensive
             Development Platform for Analog/Mixed Signal Systems

Beaverton, Ore. -- July 20, 1999 -- Fluence Technology, Inc.(TM) today announced that it is exercising its right to acquire analog design and test automation leader, Opmaxx(TM), Inc. of Beaverton, Oregon. This acquisition is intended to maximize Fluence's ability to deliver leading-edge solutions for integrating design, test and manufacturing of analog/mixed-signal systems. The transaction is expected to close within 60 days and it is subject to standard closing conditions. The acquisition will be accounted for under the purchase method of accounting. Other terms were not disclosed.

Fluence brings test automation solutions and Opmaxx brings analog design optimization, built-in-self-test (BIST) and fault analysis technology to Fluence. Combined, Fluence is the provider of one of the industry's most comprehensive set of solutions to help engineers improve mixed-signal system quality while reducing the cost and time for manufacturing test.

"The convergence of wireless communication and computer and consumer products is fueling the fast-growing demand for analog/mixed-signal design and test tools," said John DiGirolamo, Fluence president and CEO. "Merging Opmaxx' and Fluence's leading-edge technologies will provide the multi-level analog/mixed-signal development platform needed to achieve first-pass design success at minimized test costs."
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Fluence Acquires Opmaxx
7/20/99
Page 2 of 3


"This move makes tremendous sense for both our companies and our customers," said Doug Goodman, Opmaxx president and co-founder. "The synergy between Fluence and Opmaxx is great as we have very complementary product lines. Since forming our strategic relationship with Fluence last year, we have experienced tremendous momentum and are looking forward to officially combining forces."

Following the merger, Goodman will assume the role of chief operating officer and Oregon site manager for Fluence Technology. Opmaxx co-founder and chief technology officer, Dr. Bozena Kaminska, will serve as chief technology officer at Fluence Technology. Both will join DiGirolamo as members of the executive management for Fluence Technology. The two companies merged locations and sales forces in October of 1998. This is the final step towards merging these two companies and the headquarters will remain at 8700 S.W. Creekside Place, Beaverton, Oregon.

Fluence Technology Brings New Level of Integration Between Design and Test
The pending acquisition of Opmaxx, Inc. supports Fluence Technology's business strategy, which is to provide products and services that meet the escalating demand for integrated mixed-signal design and test solutions. This strategy directly addresses the elusive time-to-market metric with integrated software tools and test intellectual property (TIP), covering digital, analog and mixed-signal design and test automation issues. At issue are system development needs such as standards, predictability, accuracy and performance within an increasingly complex design environment.

Supporting its vision for providing the market with a unified flow from design to test for mixed-signal systems, Fluence will continue its leadership efforts in providing standards and supporting open interfaces to industry-standard tools like Verilog/VHDL/SPICE and the newly emerging Verilog A and VHDL-AMS. When combined with Opmaxx, Fluence plans to lead the proposed STIL mixed-signal sub-group of the IEEE 1450 standards effort. Fluence is also engaged in providing a common environment for all of its BIST products.
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Fluence Acquires Opmaxx
7/20/99
Page 3 of 3

Opmaxx was founded in 1996 as the industry leader in analog design and test automation, and has been the recipient of Test and Measurement World's 1998 "Best in Test" award and EDN Magazine's "Top 10 Emerging Companies." Opmaxx's chief technical officer, Dr. Bozena Kaminska, was named "Innovator of the Year" by EDN Magazine in 1998. Opmaxx serves customers in the U.S., Europe and Japan.

Fluence Technology, a wholly owned subsidiary of Credence Systems Corporation (NASDAQ: CMOS), formerly known as TSSI, was founded in 1979, and is a leading provider of mixed-signal design and test automation software technology and solutions. Fluence provides an integrated development environment between ASIC, EDA and ATE suppliers. More than 250 of the world's top electronics companies reduce time-to-market by using Fluence's innovative products, services and support. Fluence headquarters are located in Beaverton, Oregon, with sales offices and distributors throughout the world. Please visit the company's web site at http://www.fluence.com or contact us at: info@fluence.com.

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Trademarks mentioned in this release are the intellectual property of their respective owners.

(C) 1999 Fluence. All rights reserved.